Exhibit h(15)
DOMINI SOCIAL INVESTMENT TRUST
DOMINI INSTITUTIONAL TRUST
DOMINI ADVISOR
SHAREHOLDER SERVICE AGREEMENT
     This SHAREHOLDER SERVICE AGREEMENT is being entered into as of the 2nd day of June, 2008, between Domini Social Investment Trust, Domini Institutional Trust and Domini Advisor Trust (each a “Fund” and collectively, the “Funds”), and Domini Social Investments, LLC (the “Domini”) for services provided on behalf of each Fund’s shareholders.
     WHEREAS, each Fund is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, each Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets (each, a “Series”); and
     WHEREAS, Domini serves as the administrator, sponsor or investment manager to each Fund and each of its separate Series and provides certain administrative , sponsorship or investment management services pursuant to an administration, sponsorship or investment management agreement between the Fund and Domini; and
     WHEREAS, each Fund desires to retain Domini to provide certain additional services to the Fund, its Series, and the holders of Shares thereof, which services were previously provided by PFPC, Inc. (“PFPC”) or another fulfillment and mail service provider and are supplemental to services currently provided by PFPC, pursuant to a transfer agency agreement between each Fund and PFPC; and
     WHEREAS, the Funds, on behalf of their Series, desire to appoint Domini as a shareholder service agent and Domini desires to accept such appointment;
     NOW, THEREFORE, In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:
     1. Scope. In addition to the Series and classes of shares thereof existing on the effective date of this Agreement, each Fund may from time to time hereafter create additional Series and issue separate classes of shares of beneficial interest or classify and reclassify shares of any Series or class, and the appointment effected hereby shall constitute appointment for the provision of services with respect to all existing Series and classes and any additional Series and classes unless the parties shall otherwise agree in writing.
     2. Appointment. Each Fund hereby appoints Domini to perform such services and to serve such functions as are set forth in Appendix A hereto, which Appendix is incorporated by herein by reference. Appendix A may not be amended with respect to any Fund or Series or class thereof except by written agreement between that Fund (on behalf of the applicable Series or class) and Domini. Domini hereby agrees to perform such services and serve such functions as provided in Appendix A in accordance with the terms and conditions set forth in this Agreement.
     3. Duties and Responsibilities of Domini. In connection with the services provided by Domini to each Fund pursuant to this Agreement, Domini shall directly or indirectly, at Domini’s expense:
          (a) Personnel. Provide the services of personnel, including clerical, supervisory and computer personnel, competent to perform the obligations of Domini under this Agreement.
          (b) Facilities. Furnish such office facilities, furnishings, telephone facilities, office equipment and other property and resources as are necessary for the fulfillment of the obligations of Domini under this Agreement.
          (c) Books and Records. With respect to the services provided by Domini, maintain customary records as required by applicable law.
          (d) Reports to the Fund. Furnish to or place at the disposal of the Fund information, reports or evaluations relating to the services performed by Domini under this Agreement, as the Fund may reasonably request or as Domini may deem helpful to the Fund to make an informed determination regarding the rendering of services by Domini, the continuation of this Agreement, and the payments contemplated to be made hereunder.
     4. Fees. In consideration of the services performed by Domini under this Agreement, each Fund shall pay fees to Domini as are set forth in Appendix B hereto with respect to that Fund’s accounts, which Appendix B is incorporated herein by this reference. The obligations of the Funds hereunder are several and not joint and no Fund or Series thereof shall be liable for the payment of any fees or other obligations. In addition to the fees set forth in Appendix B, Domini shall be entitled to reimbursement from the Funds for all reasonable out-of-pocket expenses without mark-up incurred by Domini in connection with the performance of the fulfillment and mail services provided for in this Agreement. Appendix B may not be amended except by the written agreement of that Fund and Domini.
     5. Third Party Service Providers. Each Fund agrees that Domini may enter into a sub-shareholder services agreement or related agreements with other service providers to perform certain services to be provided by Domini to that Fund pursuant to this Agreement. Domini shall remain responsible for the performance of such services as set for the herein. Domini’s obligations with respect to a Fund and the standards of care under which Domini has undertaken to fulfill such obligations, and the indemnification that Domini has agreed to provide to a Fund under this Agreement may not, however, be impaired or assigned by Domini without the consent and approval of the Board of Trustees of that Fund.

     6. Certain Representations and Warranties of Domini. Domini hereby represents and warrants to each Fund as follows:
(a)	Domini is duly organized and is in good standing under the laws of the Commonwealth of Massachusetts.

(b)	Domini is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

(c)	Domini has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

(c)	Domini at all times shall provide its best judgment and effort to the Fund in carrying out its obligations hereunder.
     7. Certain Representations and Warranties of the Funds. Each Fund, on behalf of each of its Series, severally represents and warrants to Domini as follows:
(a)	The Fund has been duly organized as a “business trust” under the laws of the Commonwealth of Massachusetts.

(b)	The Fund is duly authorized to enter into this Agreement and carry out its terms.

(c)	The Fund is an open-end management investment company registered under the 1940 Act.

(d)	A registration statement under the Securities Act of 1933 has been filed for the Fund’s shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such states.
     8. Records are Property of the Funds. To the extent required by the 1940 Act and the rules thereunder, Domini agrees that all records maintained by Domini relating to the services to be performed by Domini under this Agreement for the benefit of a Fund are the property of the Fund and will be preserved and surrendered promptly to that Fund upon request.
     9. Quality Control. Domini shall be responsible for periodically conducting quality control audits with respect to responses provided to shareholders of the Funds by Domini or a third party service provider with which Domini has contracted to perform any of the services provided for under this Agreement. Domini shall report the results of such quality control audits to the Funds no less frequently than annually.
     10. Liability and Indemnification.

(a)	Indemnification by each Fund. Domini shall not be responsible for, and each Fund severally shall indemnify and hold Domini harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys’ fees) which may be asserted against Domini or for which Domini may be held liable, arising out of, or are attributable to, the Fund’s failure to comply with the terms of this Agreement, or arising out of or attributable to, the Fund’s negligence or willful misconduct or breach of any representation or warranty of the Fund hereunder.

(b)	Indemnification by Domini. No Fund shall be responsible for, and Domini shall indemnify each Fund, its officers and trustees and hold them harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys’ fees) which may be asserted against the Fund or for which the Fund may be held to be liable, arising out of, or attributable to, Domini’s failure to comply with the terms of this Agreement, or arising out of, or are attributable to, any negligence or willful misconduct or breach of any representations or warranty of Domini hereunder.

(c)	Notice of Potential Claims. Defense of Claims. Domini and each Fund agree that each shall promptly notify the other in writing of any situation which represents or appears to involve a claim which may be the subject of indemnification hereunder, although the failure to provide such notification shall not relieve the indemnifying party of its liability pursuant to this Section 10. The indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party’s expense, in the defense of such claim. If the indemnifying party elects not to defend against such claim, the indemnified party shall be entitled to advance of reasonable expenses to defend such claim. Notwithstanding the foregoing, the indemnified party shall not enter into any settlement of such matter without the written consent of the indemnifying party, which consent shall not be withheld unreasonably. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement entered into without the written consent of the indemnifying party. If the consent of the indemnified party is required to effectuate any settlement and the indemnified party refuses to consent to any settlement negotiated by the indemnifying party, the liability of the indemnifying party for losses arising out of or due to such matter shall be limited to the amount to the rejected proposed settlement.

(d)	Consequential Damages. In no event and under no circumstances shall any party to this Agreement be liable to anyone, including, without limitation, to another party, for consequential damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.

(e)	Survival of Provisions. The obligations of Domini and each Fund pursuant to this Section 10 shall survive the termination of this Agreement.
     11. Series as Separate Parties. Each Series of a Fund shall be regarded for all purposes hereunder as a separate party apart from each other Series of that Fund and the other Funds. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to a Fund shall be deemed to relate solely to the particular Series of that Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Series constitute a right, obligation or remedy applicable to any other Series. The use of this single document to memorialize the separate agreement of each Series is understood to be for clerical convenience only and shall not constitute any basis for joining the Series for any reason.
     12. Term of Agreement. This Agreement shall become effective as of the date first written above and unless sooner terminated as hereinafter provided, shall continue in effect.
     13. Termination.
(a)	Any party to this Agreement may terminate the Agreement as to that party and without penalty without cause by providing sixty (60) days written notice of termination. This is Agreement is terminable, without penalty, at any time by a Fund.

(b)	This Agreement may not be assigned by Domini without the written consent of each Fund.
     14. Force Majeure. In the event Domini is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, Domini shall not be liable for any losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse Domini from being liable to a Fund for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by a Fund due to the non-performance or delay in performance by Domini of its duties and obligation under this Agreement if such non-performance or delay in performance could have been reasonably prevented by Domini through back-up systems and other procedures commonly employed by other persons in the mutual fund industry who provide services similar to those to be provided by Domini under this Agreement, provided that Domini shall have the right, at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.
     15. Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except as such laws may conflict with the 1940 Act and the rules thereunder or other applicable federal laws or regulations.

(b)	Severability. If any provision of this Agreement shall be held or made invalid in whole or in part by a court decision, statute, rule, or otherwise, the remaining provisions of the Agreement shall not be affected thereby. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

(c)	Amendments in Writing. Any part of this Agreement or any appendix hereto may be amended or waived with respect to a Fund only by an instrument in writing signed by that Fund and Domini.

(d)	Headings and Captions. The headings and captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(e)	Interpretation. Nothing herein contained shall be deemed to require a Fund to take any action contrary to its Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

(f)	Enforceability by Successors and Assigns. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(g)	Survival of Representations, Warranties and Indemnification. The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

(h)	No Joint Venture. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between a Fund and Domini. It is understood and agreed that all services performed hereunder by Domini shall be as an independent contractor. This Agreement is between Domini and the Funds and neither this Agreement nor the performance of the services provided for herein shall create any rights in any third parties. There are no third party beneficiaries hereto.

(i)	No Waiver. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

(j)	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.

Domini Social Investments, LLC
By:	/s/ Amy Domini
	Name:	Amy Domini
	Title:	CEO and Manager

Domini Social Investment Trust, Domini Institutional Trust and Domini Advisor Trust, each on behalf of its series
By:	/s/ Carole Laible
	Name:	Carole Laible
	Title:	Vice President

APPENDIX A
Services
Shareholder Services. Domini shall be responsible for providing the following shareholder services pursuant to this Agreement:
(a)	Respond as appropriate to all non-transaction related Shareholder inquiries and communications received over the telephone, by mail, by facsimile, or by other electronic means.

(b)	Maintain copies of written correspondence received and produced, and deliver and maintain copies of correspondence generated in response to Shareholder inquiries as required by applicable law.

(c)	Forward all transaction-related Shareholder inquiries received by Domini to the applicable shareholder servicing agent, currently, PFPC, Inc. (“PFPC”), or as otherwise directed by a Fund.

(d)	Provide document fulfillment and mailing services in response to requests for account documentation, fund information and data made by or on behalf of Shareholders or other potential investors.

(d)	Provide Institutional Dealer Servicing including dissemination of Fund information and data.

Appendix B
Compensation
Active Accounts:
$4.00 per account, per annum
Fees are billed monthly based on 1/12th of the annual fee. The number of Active accounts for each Fund is tracked by each Fund’s transfer agent. No Fund shall be liable for the payment of fees owed by another Fund under this Agreement.